Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the 2007 Employee Stock Purchase Plan of Haemonetics Corporation of our reports dated May 21, 2007 with respect to the consolidated financial statements and schedules of Haemonetics Corporation included in its Annual Report (Form-10K) for the year ended March 31, 2007, Haemonetics Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Haemonetics Corporation filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Boston, Massachusetts,

February 11, 2008